UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2007

Encysive Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas		77081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-796-8822

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 19, 2006, Encysive Pharmaceuticals Inc. (the "Company") announced that it had entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with Azimuth Opportunity Ltd. ("Azimuth"), which provided that, upon the terms and subject to the conditions set forth therein, Azimuth was committed to purchase up to $75,000,000 of the Company’s common stock, or the number of shares that is one less than twenty percent (20%) of the issued and outstanding shares of the Company’s common stock as of October 19, 2006, whichever occurs first, over the 18-month term of the Purchase Agreement. As of June 1, 2007, the Company had closed an aggregate of five draw down requests under the Purchase Agreement and had received aggregate gross proceeds of approximately $45,450,474, and net proceeds of approximately $44,856,656 after deducting estimated offering expenses. As a result of the five draw down requests, the Company has issued to Azimuth the maximum number of shares of the Company’s common stock permitted to be issued under the Purchase Agreement and the Purchase Agreement terminated pursuant to its terms. As of June 1, 2007, the total number of issued and outstanding shares of the Company’s common stock was 72,974,120 shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encysive Pharmaceuticals Inc.

June 1, 2007	By:	/s/ Gordon H. Busenbark

Name: Gordon H. Busenbark
Title: Chief Finacial Officer